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                                                                    EXHIBIT 4.04

                      NON-STATUTORY STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement") is entered into as of October 23, 1997, between CyberGuard Corporation (the "Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and Arca Development Corporation (the "Consultant").


         1. THE OPTION. The Corporation hereby grants to Consultant a non-statutory option to purchase an aggregate of 30,000 shares of Common Stock of the Corporation (the "Option") at the price per share equal to two dollars below the fair market value of a share at the time of exercise, subject to the following conditions:

         (a) The Option shall be exercisable as of the date hereof;

         (b) Notwithstanding any other provision of this Agreement, the Option shall expire no later than five years from the date hereof, and shall not be exercisable thereafter.

         2. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (i) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, and (ii) payment in an amount equal to the full purchase price of the shares then to be purchased. If it is required (in the estimation of the Corporation), the Corporation also may require the payment of any withholding or other applicable taxes at the time of exercise of the Option. Payment shall be made in cash. Upon the due exercise of the Option, the Corporation shall issue and deliver in the name of one or more certificates for the shares in respect of which the Option shall have been so exercised. The Consultant acknowledges that the Consultant does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         3. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         4. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased all



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terms and conditions of such adjustments shall be determined by the
Corporation's Board of Directors, in its sole discretion.


         5. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties with respect to the Option. Without limiting the generality of the foregoing, this Option is not issued pursuant to any stock option plan or other plan of the Corporation.

         6. MISCELLANEOUS. Words such as "herein", "hereof" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context otherwise requires. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, and, except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement may be amended or modified only in a written document executed by both of the parties hereto. Consultant shall not have any of the rights of a shareholder with respect to any shares subject to an Option until such shares have been issued upon the proper exercise of such Option.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement in duplicate as of the day and year first above written.

         CYBERGUARD CORPORATION             ARCA DEVELOPMENT CORPORATION

         By:                                By:
            ---------------------------        --------------------------
            Robert L. Carberry                 Its:
            Chairman, President and
            Chief Executive Officer





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